Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

For immediate release
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FIRST APPROVAL FOR FOSRENOL®

New Medication for Patients with End Stage Renal Disease Approved in Europe

Basingstoke, UK – 24 March 2004 – Shire Pharmaceuticals Group plc (LSE SHP, NASDAQ: SHPGY, TSX: SHQ) announced that the Swedish authorities have granted the first European regulatory approval for FOSRENOL® (lanthanum carbonate). FOSRENOL is a new medicine that helps control phosphate levels in patients who require dialysis for severe kidney disease. Sweden will be the reference member state in the EU Mutual Recognition Procedure for FOSRENOL. This is the first step in securing marketing approval throughout Europe. Assuming a positive response from other regulatory authorities, FOSRENOL should be available in other countries in the European Union during the second half of the year.

FOSRENOL is a treatment for high phosphate levels in the blood (hyperphosphataemia) that occurs as a result of chronic kidney failure. Estimates show there are approximately 225,000 dialysis patients in Europe1. Even with a low-phosphate diet, as many as 80% of dialysis patients develop hyperphosphataemia1 and need treatment with a phosphate binder, such as FOSRENOL. Without effective treatment, hyperphosphataemia can lead to renal osteodystrophy, a bone disease that can cause pain, skeletal deformities, and bone fractures. Recent research also suggests that hyperphosphataemia is associated with the development of cardiovascular disease, which accounts for nearly 50% of all deaths in dialysis patients2.

Matthew Emmens, Chief Executive of Shire, said: “This is an important milestone for Shire and reflects confidence in our ability to successfully develop the projects in our pipeline. As was said at our recent results presentation, we have five more drugs in registration and the potential for 11 product launches by 2007. Our goal will be to launch FOSRENOL throughout Europe by year-end. In launching FOSRENOL, we will make full use of our European infrastructure and build the platform for global success. We are also working with the FDA to gain marketing approval in the US, the world’s largest pharmaceuticals market.”

Dr Wilson Totten, Chief Scientific Officer of Shire, said: “This first approval for FOSRENOL in Europe represents an important milestone for Shire. For clinicians and patients alike FOSRENOL will, we believe, represent a milestone as an effective and well-tolerated alternative to current therapies.”

Submissions have also been made by Shire to gain marketing approvals for FOSRENOL in the United States where estimates indicate there are approximately 270,0001,3 dialysis patients. Shire recently confirmed its out-licensing of the rights to develop, market and sell FOSRENOL in Japan to Bayer Yakuhin Ltd.

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Cléa Rosenfeld	+44 1256 894 160

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Notes to editors: Following the recent agreement with AnorMED Inc., Shire now holds full patent rights to develop, manufacture, use and sell FOSRENOL in both the US and Europe.

Hyperphosphataemia and its consequences
Chronic kidney failure is complicated by hyperphosphataemia – high phosphate levels in the blood – caused by the inability of the kidneys (and dialysis) to filter out excess phosphate from food. Even with a low-phosphate diet as many as 80% of Europe’s 225,000 and the United States’ 269,000 dialysis patients develop hyperphosphataemia1,3 and need treatment with a phosphate-binder. The most well-known consequences of hyperphosphataemia are a range of bone diseases which can cause bone pain, skeletal deformities and fractures. Hyperphosphataemia is also associated with the development of cardiovascular disease, which accounts for nearly 50% of all deaths in dialysis patients2. Ironically, currently available phosphate binders – although they help control phosphate levels – can worsen these complications. Aluminium-based phosphate binders are associated with severe bone toxicity while calcium-based binders contribute to cardiovascular disease by promoting the deposition of hard calcium deposits (calcification) in the heart and blood vessels.

References:
Numbers of patients on dialysis broadly equates to patients with end stage kidney disease. Source: Market Research, Insight International, Dec 01/Jan 02
2. Davies MR, Hruska K. Pathophysiological mechanisms of vascular calcification in end-stage renal disease. Kidney Int. 2001 Aug; 60(2): 472-9
1.3. USRDS 2002 Annual Data Report: Atlas of End-Stage Renal Disease in the United States, National Institutes of Health, National Institute of Diabetes and Digestive and Kidney Diseases, Bethesda, MD, 2002, page 44.

Lanthanum carbonate (FOSRENOL®)
FOSRENOL works by binding to dietary phosphate in the GI tract; once bound, the FOSRENOL/phosphate complex cannot pass through the intestinal lining into the blood stream and is eliminated from the body. As a consequence, overall phosphate absorption from the diet is decreased significantly. Shire has conducted an extensive clinical research programme for FOSRENOL involving almost 1750 patients, some of whom have been treated for 36 months or more. This programme has demonstrated that FOSRENOL is an effective phosphate binder with a proven safety profile for long-term use.

Shire Pharmaceuticals Group plc
Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialise, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialisation, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of lanthanum carbonate (FOSRENOL®), METHYPATCH®, XAGRID® and the adult indication for ADDERALL XR®, the implementation of the planned reorganisation and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission.